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                                                                    EXHIBIT 99.1
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[PLUG POWER INC LOGO]

                                        NEWS RELEASE

FOR IMMEDIATE RELEASE                   Contacts:
June 27, 2001                           Steve Zenker
                                        Director of Investor Relations
                                        (518) 782-7700 ext 1248

                                        Mark Sperry
                                        VP & Chief Marketing Officer
                                        (518) 782-7700 ext 1455


               PLUG POWER ANNOUNCES MOUS, ADDITIONAL INVESTMENTS

Latham, N.Y. - Plug Power, Inc. (NASDAQ: PLUG), announced today that it has entered into a non-binding Memorandum of Understanding (MOU) with GE Fuel Cell Systems, L.L.C. (GEFCS), GE MicroGen, Inc. (GEMG), and GEPS Equities Inc., and a separate non-binding MOU with DTE Energy Technologies, Inc., a subsidiary of DTE Energy (NYSE: DTE). These MOUs define new, expanded distribution agreements for Plug Power's Proton Exchange Membrane (PEM) fuel cell systems for stationary power applications and confirm new cash equity investments in Plug Power. The changes proposed in the MOUs are subject to negotiation and completion of definitive agreements to our current distribution agreements with GEFCS and DTE Energy Technologies, Inc.


The MOU between Plug Power and certain GE entities includes provisions to:

 .    Expand GEFCS's exclusive, global (outside of a 4-state territory served by
     DTE Energy Technologies, Inc.) distribution rights to include PEM fuel cell-powered generators manufactured by Plug Power, of any electric power output, including greater than 35 kW, for use in any stationary power applications, including uninterruptible power supply and telecommunications applications.

 .    Increase Plug Power's ownership in GEFCS to 40 percent, from 25 percent currently. GE MicroGen's ownership interest in GEFCS will be reduced from 75 percent to 60 percent.

 .    Grant GEPS Equities $5 million of shares in Plug Power common stock. In addition, GEPS Equities has made a binding commitment to purchase, for $5 million in cash, additional shares of Plug Power common stock, at a price equal to the offering price in Plug Power's public offering of common stock, currently in registration. GEPS Equities currently owns 5.25 million shares in Plug Power, which represents an 11.8 percent ownership stake.

A separate, but parallel, MOU between Plug Power and DTE Energy Technologies was executed expanding DTE Energy Technologies' exclusive distribution rights to include
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Plug Power-manufactured PEM fuel cell-powered generators of any size output for use in any power application, except for propulsion, within the states of Michigan, Illinois, Ohio and Indiana.

Separately, Edison Development Corporation, another DTE Energy subsidiary, has agreed to purchase, for $5 million in cash, additional shares of Plug Power common stock at a price equal to the offering price in Plug Power's public offering of common stock, currently in registration.

"We are very pleased with the strengthening of the relationships with our distribution partners, GEFCS and DTE Energy Technologies," said Roger Saillant, CEO of Plug Power. "We believe that the broad nature of these MOUs provides the framework required to deliver the strategy as outlined to our Board of Directors and shareholders back in April."

"GEFCS is pleased to have reached this level of agreement on the range of issues covered by the MOU," said Barry Glickman, President of GEFCS. "GEFCS looks forward to working with Plug Power to evaluate the customer requirements for the additional product sizes and applications contemplated by the MOU."

"DTE Energy believes that Plug Power fuel cells greater than 35 kW will be a significant factor in helping energy companies like DTE Energy meet growth and reliability requirements at a lower cost than alternatives" said Anthony F. Earley Jr., Chairman and Chief Executive Officer of DTE Energy.

Plug Power designs and develops on-site electric power generation systems utilizing proton exchange membrane fuel cells for stationary applications. The Latham, N.Y.-based company was founded in 1997, as a joint venture of DTE Energy Company and Mechanical Technology Incorporated. Plug Power Holland was founded in February 2000 as the first European operation base of Plug Power.

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This press release may contain statements which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding Plug Power's future product development and delivery expectations, the impact of expanded distribution rights contemplated by the MOUs, future results of operations or of Plug Power's financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because Plug Power's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power's ability to develop a commercially viable fuel cell system; the cost and timing of developing Plug Power's fuel cell systems; market acceptance of Plug Power's fuel cell systems; Plug Power's reliance on Plug Power's

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relationship with General Electric; competitive factors, such as price competition, competition from other power technologies and competition from other fuel cell companies; the cost and availability of components and parts for Plug Power's fuel cell systems; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power's fuel cell systems; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under the heading "Risk Factors" in Plug Power's current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2001 and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power undertakes no duty to update the information contained its forward-looking statements or the other information in this press release.

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